Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-80839


                                23,741,665 SHARES

                          THE GOLDMAN SACHS GROUP, INC.

                                  COMMON STOCK
                      -------------------------------------

         In connection with its initial public offering, The Goldman Sachs Group, Inc. awarded restricted stock units and interests in The Goldman Sachs Defined Contribution Plan to certain of its managing directors. This prospectus relates to up to 23,741,665 shares of common stock of The Goldman Sachs Group, Inc., of which up to 7,196,950 shares may be delivered pursuant to the terms of restricted stock units awarded to managing directors on a discretionary basis, up to 3,988,849 shares may be delivered pursuant to the terms of restricted stock units awarded to managing directors on a formula basis and up to 12,555,866 shares may be delivered pursuant to the terms of The Goldman Sachs Defined Contribution Plan.

         The shares of common stock covered by this prospectus may be sold from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions, at market prices and on terms prevailing at the time of the sale. See "Plan of Distribution." The shares of common stock are listed on the New York Stock Exchange under the symbol "GS."

         The Goldman Sachs Group, Inc. will not receive any of the proceeds from the sale of shares of common stock by the persons who use this prospectus to effect resales of their shares, but will pay all costs, expenses and fees in connection with the registration of the shares of common stock, which are estimated to be approximately $1,400,000. All other expenses will be paid by the selling shareholders.

         See "Business - Certain Factors That May Affect Our Business" in our Annual Report on Form 10-K to read about factors you should consider before buying shares of common stock.

                      -------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      -------------------------------------

         NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE BELOW.
                      -------------------------------------

                         Prospectus dated June 19, 2000.

                                TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION ........................................................ 1

INCORPORATION OF DOCUMENTS BY REFERENCE ...................................... 1

SELLING SHAREHOLDERS ......................................................... 2

PLAN OF DISTRIBUTION ......................................................... 2

VALIDITY OF COMMON STOCK ..................................................... 3

EXPERTS ...................................................................... 3


                              AVAILABLE INFORMATION

         The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange at 20 Broad Street, New York, New York 10005, on which our common stock is listed.

         Our principal executive offices are located at 85 Broad Street, New York, New York 10004, and our telephone number is (212) 902-1000.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date of filing such documents. Any reports filed with the SEC after the date of this prospectus and before the date that the offering of the shares of common stock offered through this prospectus is terminated will automatically update and supersede any information contained in this prospectus or incorporated by reference in this prospectus.

         The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC:

               (1) Annual Report on Form 10-K for the fiscal year ended November 26, 1999 (File No. 001-14965);

               (2) Quarterly Report on Form 10-Q for the quarter ended February 25, 2000 (File No. 001-14965);

               (3) Current Report on Form 8-K, dated March 21, 2000 (File No. 001-14965);

               (4) Current Report on Form 8-K, dated May 4, 2000 (File No. 001-14965);

               (5) Current Report on Form 8-K, dated May 10, 2000 (File No. 001-14965);

               (6) Current Report on Form 8-K/A, dated May 12, 2000 (File No. 001-14965);

               (7) The description of common stock of The Goldman Sachs Group, Inc. contained in the Registration Statement on Form 8-A, dated April 27, 1999 (File No. 001-14965), filed with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934; and

               (8) All documents filed by The Goldman Sachs Group, Inc. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

         We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents (excluding exhibits unless they are specifically incorporated by reference into such documents) referred to above which have been or may be incorporated by reference into this prospectus. You can request such documents from our Director of Investor Relations, 10 Hanover Square, New York, New York 10005, telephone (212) 902-1000.

                              SELLING SHAREHOLDERS

         Our managing directors who acquire shares of common stock pursuant to restricted stock units and The Goldman Sachs Defined Contribution Plan may use this prospectus to effect resales of such shares. Shares of common stock received pursuant to these restricted stock units and The Goldman Sachs Defined Contribution Plan are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act of 1933. Also, certain of the selling shareholders may be deemed to be "affiliates" of The Goldman Sachs Group, Inc. for purposes of Section 2(a)(11) of the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

         Shares of common stock acquired pursuant to restricted stock units or The Goldman Sachs Defined Contribution Plan may be sold from time to time by the selling shareholders, or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in ordinary brokerage transactions on the New York Stock Exchange, at prices and on terms then prevailing. Such sales may also be made in one or more negotiated transactions, including block transactions.

         Goldman, Sachs & Co., an affiliate of The Goldman Sachs Group, Inc., may participate, as a principal or as an agent, in any resale of shares of Common Stock pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sales. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any shares of common stock covered by this prospectus also may be sold pursuant to Rule 144 or another exemption under the Securities Act of 1933.

         Commissions and discounts, if any, attributable to the sales of the shares will be paid by the shareholders who sell the shares.

         We have agreed to indemnify the selling shareholders against certain liabilities they may incur in connection with sales of common stock covered by this prospectus, including those arising under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

         The validity of the common stock will be passed upon for The Goldman Sachs Group, Inc. by Sullivan & Cromwell, New York, New York.

                                     EXPERTS

         The financial statements of The Goldman Sachs Group, Inc., its predecessor, The Goldman Sachs Group, L.P., and their subsidiaries as of November 27, 1998 and November 26, 1999 and for each of the three years in the period ended November 26, 1999 incorporated by reference in this prospectus and the financial statement schedule incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The historical income statement, balance sheet and common share data included in "Selected Consolidated Financial Data" for each of the five fiscal years in the period ended November 26, 1999 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited condensed consolidated financial statements of The Goldman Sachs Group, Inc. and The Goldman Sachs Group, L.P. as of and for the three months ended February 25, 2000 and for the three months ended February 26, 1999, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 5, 2000 incorporated by reference herein states that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated financial statements because this report is not a "report" or a "part" of this prospectus prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.